UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 10, 2022

NETSTREIT Corp.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-39443	84-3356606
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2021 McKinney Avenue Suite 1150 Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

972-200-7100

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NTST	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 11, 2022, NETSTREIT, L.P. (the “Borrower”) and NETSTREIT Corp. (the “Company”) entered into a Credit Agreement among the Borrower, the Company, the several financial institutions party thereto as Lenders, PNC Bank, National Association, as Administrative Agent, Wells Fargo Bank, National Association and U.S. Bank, National Association, as Co-Syndication Agents, Capital One, National Association, The Huntington National Bank, Regions Bank, The Bank of Nova Scotia, TD Bank, N.A., and Truist Bank, as Co-Documentation Agents, PNC Capital Markets LLC, U.S. Bank, National Association and Wells Fargo Securities, LLC, as Joint Bookrunners and Joint Lead Arrangers, and PNC Capital Markets LLC, as Sustainability Structuring Agent (the “Credit Agreement”). The Credit Agreement relates to a sustainability-linked senior unsecured credit facility consisting of (i) a $200.0 million senior unsecured term loan (the “Term Loan”) and (ii) a $400.0 million senior unsecured revolving credit facility (the “Revolver,” and together with the Term Loan, the “Credit Facility”). Subject to the terms of the Credit Agreement, the Credit Facility may be increased in an amount of up to $400.0 million in the aggregate. The Revolver refinanced and upsized the Company’s existing $250.0 million senior unsecured revolving credit facility (the “Prior Revolver”) pursuant to the credit agreement, dated as of December 23, 2019, by and among the Company, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (the “Prior Credit Agreement”). Pursuant to the Credit Agreement, certain material subsidiaries of the Company and the Company entered into a guarantee agreement providing for the guarantee of the obligations under the Credit Agreement and certain hedging and cash management obligations of the Company and its subsidiaries. Terms used in this Item 1.01 and not defined herein have the meanings ascribed to them in the Credit Agreement.

The Term Loan matures on February 11, 2028 and the Revolver matures on August 11, 2026, each subject to extension of up to one year. Borrowings under the Credit Agreement are repayable at the Company’s option in whole or in part without premium or penalty. Borrowings under the Revolver may be repaid and reborrowed from time to time prior to the maturity date.

The proceeds of the loans under the Credit Facility may be used by the Company for general corporate purposes of the Company and its subsidiaries. The Company used the proceeds from the borrowings made on the closing date to repay in full the Company’s and the Borrower’s Prior Revolver. The Company’s $175 million senior unsecured term loan under the Prior Credit Agreement, which matures in December 2024 (the “Outstanding Term Loan”), remained outstanding upon the closing of the Credit Agreement.

The interest rates under the Credit Facility are determined by the Company’s Investment Grade Rating status. Prior to the date the Company obtains an Investment Grade Rating, interest rates are based on the Company’s consolidated total leverage ratio, and are determined by (A) in the case of the Term Loan either (i) SOFR, plus a margin ranging from 1.15% to 1.60%, based on the Company’s consolidated total leverage ratio, or (ii) a Base Rate (as defined in the Credit Facility), plus a margin ranging from 0.15% to 0.60%, based on the Company’s consolidated total leverage ratio and (B) in the case of the Revolver either (i) SOFR, plus a margin ranging from 1.00% to 1.45%, based on the Company’s consolidated total leverage ratio, or (ii) a Base Rate (as defined in the Credit Facility), plus a margin ranging from 0.00% to 0.45%, based on the Company’s consolidated total leverage ratio. After the date the Company obtains an Investment Grade Rating, interest rates are based on the Company’s Investment Grade Rating, and are determined by (A) in the case of the Term Loan either (i) SOFR, plus a margin ranging from 0.80% to 1.60%, based on the Company’s Investment Grade Rating, or (ii) a Base Rate (as defined in the Credit Facility), plus a margin ranging from 0.00% to 0.60%, based on the Company’s Investment Grade Rating and (B) in the case of the Revolver either (i) SOFR, plus a margin ranging from 0.725% to 1.40%, based on the Company’s Investment Grade Rating, or (ii) a Base Rate (as defined in the Credit Facility), plus a margin ranging from 0.00% to 0.40%, based on the Company’s Investment Grade Rating. The Company has fully hedged the Term Loan with an all-in interest rate of 3.88%. Interest is payable monthly or at the end of the applicable interest period in arrears on any outstanding borrowings.

The Credit Facility also contains sustainability-linked pricing component pursuant to which the Company will receive interest rate reductions up to 0.025% based on its performance against a sustainability performance target focused on the portion of the Company’s annualized based rent attributable to tenants with commitments or quantifiable targets for reduced GHG emission is accordance with the standards of the Science Based Targets Initiative (“SBTi”).

The Credit Agreement contains customary representations and warranties by the Company, which include customary materiality, material adverse effect and knowledge qualifiers. The Credit Agreement contains customary affirmative and negative covenants including, among other requirements, negative covenants that restrict the Company’s and its subsidiaries’ ability to create liens, and that restrict its subsidiaries’ ability to incur certain indebtedness. Further, the Credit Agreement contains certain financial covenants including the maintenance of a maximum leverage ratio and a minimum tangible net worth.

The Credit Agreement contains events of default that include, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events with respect to the Company and certain of its subsidiaries, material judgments, and events constituting a change of control. If any principal is not paid when due, interest on such amount will accrue at an increased rate. Upon the occurrence and during the continuance of an event of default, the lenders may accelerate the Company’s obligations under the Credit Agreement; however, that acceleration will be automatic in the case of bankruptcy and insolvency events of default involving the Company.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement filed herewith as Exhibit 10.1 to this Current Report on Form 8-K, and such exhibit is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On August 11, 2022, in connection with the Company’s entry into the Credit Agreement, the Company repaid all obligations outstanding pursuant to Prior Revolver. The Outstanding Term Loan remained outstanding upon the closing of the Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 8.01. Other Events.

On August 10, 2022, the underwriters in the Company’s previously announced public offering exercised the option to purchase an additional 1,350,000 shares of the Company’s common stock, $0.01 per share (the “Common Stock”), at the public offering price of $20.20 per share of Common Stock, pursuant to the underwriting agreement, dated August 3, 2022 (the “Underwriting Agreement”), among (i) the Company, (ii) the Borrower, (ii) Wells Fargo Bank, National Association (“Wells Fargo”) and Bank of America, N.A. (“Bank of America”), in their capacity as forward purchasers, (iv) Wells Fargo and Bank of America, in their capacity as forward counterparties and (v) Wells Fargo Securities, LLC, BofA Securities, Inc. and Jefferies LLC, as representatives of the of the several underwriters named therein (the “Underwriters”). In connection with the exercise of the option, the Company entered into forward sale agreements (each a “Forward Sale Agreement” and collectively, the “Forward Sale Agreements”) with each of Wells Fargo and Bank of America, as forward counterparties. In connection with the Forward Sale Agreements, the forward purchasers or their affiliates borrowed from third parties and sold to the Underwriters 1,350,000 shares of Common Stock. The Common Stock described above was offered pursuant to the Company’s registration statement on Form S-3 (File No. 333-259226), which became effective upon filing with the Securities and Exchange Commission on September 1, 2021.

The Company will not initially receive any proceeds from the sale of shares of its Common Stock by the forward purchasers. The Company expects to physically settle the Forward Sale Agreements (by the delivery of shares of Common Stock) and receive proceeds from the sale of those shares upon one or more forward settlement dates, which shall occur no later than August 3, 2023. The Company may also elect to cash settle or net share settle all or a portion of its obligations under a Forward Sale Agreement if it concludes it is in the Company’s best interest to do so. If the Company elects to cash settle a Forward Sale Agreement, it may not receive any proceeds and it may owe cash to the relevant forward counterparty in certain circumstances.

The foregoing description of the Forward Sale Agreements and the Underwriting Agreement are not complete and are qualified in their entirety by reference to the Forward Sale Agreements filed herewith as Exhibits 1.1 and 1.2 and the Underwriting Agreement filed as Exhibit 1.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 9, 2022, and such exhibits are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
1.1	Forward Sale Agreement, dated as of August 10, 2022, between the Company and Wells Fargo.*
1.2	Forward Sale Agreement, dated as of August 10, 2022, between the Company and Bank of America.*
10.1	Credit Agreement, dated as of August 11, 2022, between the Company, the Borrower, and the lenders and agents party thereto.*
104	Cover page interactive data file (embedded within the inline XBRL document).

*Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETSTREIT Corp.

August 16, 2022	/s/ ANDREW BLOCHER
Date	Andrew Blocher
Chief Financial Officer, Treasurer and Secretary
(Principal Financial Officer)